Exhibit 5.1 3580 Carmel Mountain Road Suite 300 San Diego, CA 92130 858 314 1500 mintz.com

May 18, 2023

Fulgent Genetics, Inc.

4399 Santa Anita Avenue

El Monte, California 91731

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as legal counsel to Fulgent Genetics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 3,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of an additional 3,000,000 shares of Common Stock that may be issued pursuant to the Company’s Amended and Restated 2016 Omnibus Incentive Plan (the “2016 Plan”). This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Company’s Certificate of Incorporation and Bylaws, each as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such copies, and the truth and correctness of any representations and warranties contained therein. In addition, we have assumed that the Company will receive any required consideration in accordance with the terms of the 2016 Plan.

Our opinion expressed herein is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the 2016 Plan, will be validly issued, fully paid and non-assessable.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

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MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.